UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2014

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 3, 2014, The ExOne Company, a Delaware corporation (the “Company”), through its wholly-owned subsidiary ExOne Americas LLC, a Delaware limited liability company (“ExOne Americas”), entered into an Asset Purchase Agreement by and among ExOne Americas, Machin-A-Mation Corporation, Metal Links, LLC and Mr. William R. Dega (the “Machin-A-Mation Asset Purchase Agreement”) to acquire (i) substantially all the assets of Machin-A-Mation Corporation (“Machin-A-Mation”), a specialty machine shop located in Chesterfield, Michigan, and (ii) the real property on which Machin-A-Mation’s business is located from Metal Links, LLC (“Metal Links”), a Michigan limited liability company, for an aggregate purchase price of approximately $5.0 million (the “Machin-A-Mation Acquisition”). The closing took place simultaneously upon execution of the Machin-A-Mation Asset Purchase Agreement on March 3, 2014. Machin-A-Mation’s business will remain in its current Chesterfield, Michigan location, complementing the Company’s nearby production service center (“PSC”) in Troy, Michigan, where the Company focuses on advanced 3D printed cores and molds for the aerospace and shipbuilding industries.

On March 6, 2014, ExOne GmbH, a wholly-owned subsidiary of the Company acquired all of the shares of MWT - Gesellschaft für Industrielle Mikrowellentechnik mbH (“MWT”), a pioneer in industrial-grade microwaves based in Elz, Germany, for approximately $4.8 million pursuant to the terms of a Purchase and Assignment Contract between Reinhard Schulze and ExOne GmbH (the “MWT Share Purchase Agreement”). The closing took place simultaneously upon execution of the agreement on March 6, 2014. MWT’s microwave operation will be operationally integrated with the Company’s Augsburg, Germany manufacturing operations.

To fund the Machin-A-Mation and the MWT Acquisitions, the Company used a portion of the net proceeds from its secondary offering of common stock that was completed on September 13, 2013.

The descriptions set forth above regarding the Machin-A-Mation Asset Purchase Agreement and the MWT Share Purchase Agreement are not complete and are subject to and qualified in their entirety by reference to the complete text of the Machin-A-Mation Asset Purchase Agreement and the MWT Share Purchase Agreement, copies of which are filed herewith as Exhibit 2.1 and Exhibit 2.2, respectively, and the terms of which are incorporated herein by reference.

The representations, warranties and covenants contained in the Machin-A-Mation Asset Purchase Agreement and the MWT Share Purchase Agreement are made solely for purposes of those agreements and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Machin-A-Mation Asset Purchase Agreement and the MWT Share Purchase Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of The ExOne Company or any of its subsidiaries or affiliates or the assets sold. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Machin-A-Mation Asset Purchase Agreement and the MWT Share Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01 Regulation FD Disclosure.

On March 6, 2014, the Company issued a press release announcing the acquisition of MAM and MWT. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1	Asset Purchase Agreement, dated as of March 3, 2014, by and between ExOne Americas LLC, Machin-A-Mation Corporation, Metal Links, LLC and William Dega. (Certain schedules and other attachments to this exhibit were omitted. We agree to furnish supplementally a copy of any omitted schedules or attachments to the Commission upon request.)

2.2	Purchase and Assignment Contract, dated March 6, 2014, between Reinhard Schulze and ExOne GmbH. (Certain schedules and other attachments to this exhibit were omitted. We agree to furnish supplementally a copy of any omitted schedules or attachments to the Commission upon request.)

99.1	Press Release of The ExOne Company, dated March 6, 2014.

The information in this Current Report on Form 8-K related to Item 7.01, including Exhibit 99.1 furnished herewith, is being furnished to the SEC pursuant to Item 7.01 of Form 8-K and is not deemed to be “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of Section 18. In addition, such information is not to be incorporated by reference into any registration statement of The ExOne Company or other filings made pursuant to the Exchange Act or the Securities Act, unless specifically identified as being incorporated therein by reference.

The furnishing of particular information in this Current Report, including Exhibit 99.1 furnished herewith, pursuant to Item 7.01 of Form 8-K is not intended to, and does not, constitute a determination or admission by The ExOne Company, as to the materiality or completeness of any such information that is required to be disclosed solely by Regulation FD of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EXONE COMPANY

By:	/s/ Brian Smith
Brian Smith
Chief Financial Officer

Dated: March 7, 2014

Exhibit Index

Number	Exhibit

2.1	Asset Purchase Agreement, dated as of March 3, 2014, by and between ExOne Americas LLC, Machin-A-Mation Corporation, Metal Links, LLC and William Dega.

2.2	Purchase and Assignment Contract, dated March 6, 2014, between Reinhard Schulze and ExOne GmbH.

99.1	Press Release of The ExOne Company, dated March 6, 2014.